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                                                                   EXHIBIT 99.2

                       Sizeler Property Investors, Inc.

                           NOTICE OF EXCHANGE OFFER
                            CUSIP Number 830137AA3

                         Dated:           , 2002


 Offer to Exchange     % Convertible Subordinated Debentures due July 15, 2009


     and/or     % Series B Cumulative Redeemable Preferred Stock for

   all Outstanding 8% Convertible Subordinated Debentures due July 15, 2003
                                      of
                       Sizeler Property Investors, Inc.

   THE EXCHANGE OFFER WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON
       , 2002 UNLESS THE EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 8:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.


                                                                    , 2002


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   Enclosed for your consideration are a Prospectus dated              , 2002
and other materials relating to an offer by Sizeler Property Investors, Inc. to exchange new debentures and/or shares of Series B preferred stock for its 8% convertible subordinated debentures due July 15, 2003 (the "old debentures") that are validly tendered, not withdrawn, and accepted, in the Exchange Offer. Holders can select the form of consideration that they will receive for their old debentures from the following two options:


    % Convertible Subordinated Debentures due July 15, 2009: $1,000 in
principal amount of     % convertible subordinated debentures due July 15,
2009 for every $1,000 in principal amount of old debentures tendered under
this option, up to a maximum of $           in aggregate principal amount of
new debentures.


    % Series B Cumulative Redeemable Preferred Stock: 40 shares of     %
Series B Cumulative Redeemable Preferred Stock for every $1,000 in principal amount of old debentures tendered under this option.


   Holders do not have to choose the same option for all old debentures that they tender. Holders do not have to tender all of their old debentures to participate in this Exchange Offer. Holders may withdraw the tender of old debentures or change their choice of consideration options at any time before the expiration date of this Exchange Offer.

   If holders of old debentures choose to validly tender, in the aggregate,
more than $           in principal amount of old debentures in exchange for
new debentures, the Exchange Agent will exchange the new debentures for old debentures on a pro rata basis. Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder.


   Sizeler will pay in cash accrued and unpaid interest on all old debentures accepted in the Exchange Offer, from January 16, 2002 until the expiration date.


   The tender of old debentures may be withdrawn at any time prior to 8:00 a.m., New York City time, on the Expiration Date. The exchange consideration shall not be payable in respect of old debentures so withdrawn. Any permitted withdrawal of old debentures may not be rescinded, and any old debentures properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Withdrawn old debentures may, however, be re-tendered by again following one of the appropriate procedures described in the Prospectus at any time prior to the Expiration Date.
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   We are asking you to contact your clients for whom you hold old debentures registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold old debentures registered in their own names. Sizeler will pay all transfer taxes, if any, applicable to the tender of old debentures, except as otherwise provided in the Prospectus and Letter of Transmittal.

   For your information and for forwarding to your clients as described above, we are enclosing the following documents:

   1. Prospectus dated               , 2002;


   2. The Letter of Transmittal for your use and for the information of your clients, together with Form W-9 and instructions providing information relating to backup United States federal income tax withholding and Forms W-8 for non-U.S. holders of old debentures;

   3. A printed form of letter, including a letter of instructions, which may be sent to your clients for whose account you hold old debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

   4. A return envelope addressed to the Exchange Agent.

   DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT
8:00 A.M., NEW YORK CITY TIME, ON        , 2002, UNLESS EXTENDED.


   Any inquiries you may have with respect to the Exchange Offer should be directed to J.P. Morgan Trust Company, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth in the Letter of Transmittal. Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc. in its capacity as Information Agent at its address and telephone number set forth in the Letter of Transmittal.


                                          Very truly yours,

                                          Sizeler Property Investors, Inc.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AGENT OF SIZELER PROPERTY INVESTORS, INC., OR GEORGESON SHAREHOLDER COMMUNICATIONS, INC., THE INFORMATION AGENT, OR J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


   IMPORTANT: The Letter of Transmittal (or a facsimile thereof), together with the old debentures and all other required documents must be received by the Exchange Agent on or prior to the expiration date in order for holders to receive the exchange consideration.